Exhibit 99.4

Veeco Instruments Inc. and Subsidiaries

Index to Consolidated Financial Statements

and Financial Statement Schedule

Management’s Report on Internal Control

Over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s internal control over financial reporting includes those policies and procedures that:

•                  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions in and dispositions of the assets of the Company;

•                  provide reasonable assurance that transactions are recognized as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•                  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As required by Section 404 of the Sarbanes-Oxley Act of 2002, management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework.

Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2008.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which appears under the heading “Report of Independent Registered Public Accounting Firm.”

Veeco Instruments Inc. Plainview, NY March 2, 2009

/s/ JOHN R. PEELER
John R. Peeler Chief Executive Officer Veeco Instruments Inc. March 2, 2009

/s/ JOHN F. REIN, JR.
John F. Rein, Jr. Executive Vice President and Chief Financial Officer Veeco Instruments Inc. March 2, 2009

Report of Independent Registered Public Accounting Firm

on Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Veeco Instruments Inc.

We have audited Veeco Instruments Inc. and Subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2008 consolidated financial statements of the Company and our report dated March 2, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

New York, New York

March 2, 2009

Report of Independent Registered Public Accounting Firm

on Financial Statements

The Board of Directors and Shareholders of Veeco Instruments Inc.

We have audited the accompanying consolidated balance sheets of Veeco Instruments Inc. and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, comprehensive (loss) income, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule in the accompanying Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 of the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), and Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51, which both became effective January 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 2, 2009, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

New York, New York
March 2, 2009 except for Notes 1,2,5,7,9 and the financial statement schedule as to which the date is October 26, 2009.

Veeco Instruments Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands)

(As adjusted (Note 1))

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$103,799	$117,083
Accounts receivable, less allowance for doubtful accounts of $937 in 2008 and $984 in 2007	59,659	75,207
Inventories	94,930	98,594
Prepaid expenses and other current assets	6,425	8,901
Deferred income taxes	2,185	2,649
Total current assets	266,998	302,434
Property, plant, and equipment at cost, net	64,372	66,142
Goodwill	59,160	100,898
Intangible assets, net	38,818	59,647
Other assets	193	213
Total assets	$429,541	$529,334
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$29,610	$36,639
Accrued expenses	66,964	60,201
Deferred profit	1,346	3,250
Income taxes payable	354	2,278
Current portion of long-term debt	196	25,550
Total current liabilities	98,470	127,918
Deferred income taxes	4,540	3,712
Long-term debt	98,330	106,568
Other non-current liabilities	2,391	1,978
Commitments and contingencies (Note 8)
Shareholders’ equity:
Preferred stock, 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, 60,000,000 shares authorized; 32,187,599 and 31,823,890 shares issued and outstanding in 2008 and 2007, respectively	316	312
Additional paid-in-capital	426,300	416,113
Accumulated deficit	(208,757)	(133,566)
Accumulated other comprehensive income	7,167	5,285

Shareholders’ equity attributable to Veeco	225,026	288,144
Noncontrolling interest	784	1,014
Total shareholders’ equity	225,810	289,158
Total liabilities and shareholders’ equity	$429,541	$529,334

The accompanying notes are an integral part of these consolidated financial statements.

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(As adjusted (Note 1))

	Year ended December 31,
	2008	2007	2006
Net sales	$442,809	$402,475	$441,034
Cost of sales	266,215	244,964	246,910
Gross profit	176,594	157,511	194,124
Operating expenses:
Selling, general, and administrative expense	92,838	90,972	93,110
Research and development expense	60,353	61,174	61,925
Amortization expense	10,745	10,250	16,045
Restructuring expense	10,562	6,726	—
Asset impairment charge	73,322	1,068	—
Write-off of purchased in-process technology	—	—	1,160
Other income, net	(668)	(618)	(572)
Total operating expenses	247,152	169,572	171,668
Operating (loss) income	(70,558)	(12,061)	22,456
Interest expense	9,317	8,827	9,194
Interest income	(2,588)	(3,963)	(4,926)
Gain on extinguishment of debt	(3,758)	(738)	(330)
(Loss) income before income taxes and noncontrolling interest	(73,529)	(16,187)	18,518
Income tax provision	1,892	3,651	4,959
Net (loss) income including noncontrolling interest	(75,421)	(19,838)	13,559
Net loss attributable to noncontrolling interest	(230)	(628)	(1,358)
Net (loss) income attributable to Veeco	$(75,191)	$(19,210)	$14,917
(Loss) income per common share:
Net (loss) income attributable to Veeco	$(2.40)	$(0.62)	$0.49
Diluted net (loss) income attributable to Veeco	$(2.40)	$(0.62)	$0.48
Weighted average shares outstanding	31,347	31,020	30,492
Diluted weighted average shares outstanding	31,347	31,020	31,059

The accompanying notes are an integral part of these consolidated financial statements.

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

(Dollars in thousands)

(As adjusted (Note1))

			Additional		Accumulated Other	Shareholder's Equity Attributable to
	Common Stock		Paid-in	Accumulated	Comprehensive		Noncontrolling
	Shares	Amount	Capital	Deficit	Income	Veeco	Interest	Total

Balance at December 31, 2005	30,060,182	$300	$373,741	$(128,445)	$2,991	$248,587	$—	$248,587
Exercise of stock options and stock issuances under stock purchase plan	853,224	9	15,515	—	—	15,524	—	15,524
Share-based compensation expense	—	—	2,219	—	—	2,219	—	2,219

Issuance, vesting and cancellation of restricted stock	205,216	—	(99)	—	—	(99)	—	(99)
Translation adjustments	—	—	—	—	644	644	—	644
Defined benefit pension plan	—	—	—	—	(41)	(41)	—	(41)
Net income	—	—	—	14,917	—	14,917	1,642	16,559
Balance at December 31, 2006	31,118,622	309	391,376	(113,528)	3,594	281,751	1,642	283,393
Cumulative effect of accounting change due to adoption of FIN 48	—	—	—	(828)	—	(828)	—	(828)
Exercise of stock options and stock issuances under stock purchase plan	205,995	2	3,169	—	—	3,171	—	3,171
Share-based compensation expense	—	—	5,621	—	—	5,621	—	5,621

Issuance, vesting and cancellation of restricted stock	499,273	1	(371)	—	—	(370)	—	(370)
Issuance of convertible notes	—	—	16,318	—	—	16,318	—	16,318
Translation adjustments	—	—	—	—	1,698	1,698	—	1,698
Defined benefit pension plan	—	—	—	—	(7)	(7)	—	(7)
Net loss	—	—	—	(19,210)	—	(19,210)	(628)	(19,838)
Balance at December 31, 2007	31,823,890	312	416,113	(133,566)	5,285	288,144	1,014	289,158
Exercise of stock options	67,080	1	680	—	—	681	—	681
Share-based compensation expense	—	—	10,526	—	—	10,526	—	10,526

Issuance, vesting and cancellation of restricted stock	296,629	3	(1,019)	—	—	(1,016)	—	(1,016)
Translation adjustments	—	—	—	—	1,845	1,845	—	1,845
Defined benefit pension plan	—	—	—	—	37	37	—	37
Net loss	—	—	—	(75,191)	—	(75,191)	(230)	(75,421)
Balance at December 31, 2008	32,187,599	$316	$426,300	$(208,757)	$7,167	$225,026	$784	$225,810

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Comprehensive (Loss) Income

(Dollars in thousands)

(As adjusted (Note1))

	Year Ended December 31,
	2008	2007	2006

Net (loss) income including noncontrolling interest	$(75,421)	$(19,838)	$13,559
Other comprehensive income (loss), net of tax:
Foreign currency translation	1,845	1,698	644
Mininum pension liability	37	(7)	(41)
Comprehensive (loss) income including noncontrolling interest	(73,539)	(18,147)	14,162
Comprehensive loss attributable to the noncontrolling interest	(230)	(628)	(1,358)
Comprehensive (loss) income attributable to Veeco	$(73,309)	$(17,519)	$15,520

The accompanying notes are an integral part of these consolidated financial statements.

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(As adjusted (Note 1))

	Year ended December 31,
	2008	2007	2006
Operating activities
Net (loss) income	$(75,191)	$(19,210)	$14,917
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	25,089	24,991	30,080
Non-cash asset impairment charge	73,322	1,068	—
Non-cash inventory write-off	2,900	4,821	—
Non-cash restructuring credit	(105)	—	—
Amortization of the debt discount	2,917	1,851	—
Net gain on early extinguishment of long-term debt	(3,758)	(738)	(330)
Non-cash share-based compensation	10,526	5,620	2,219
Deferred income taxes	1,569	1,332	1,370
Noncontrolling interest	(230)	(628)	(1,358)
Provision for bad debts	(49)	(1,070)	322
Net gain on sale of fixed assets	(53)	(77)	(18)
Write-off of purchased in-process technology	—	—	1,160
Changes in operating assets and liabilities:
Accounts receivable	20,062	15,114	3,439
Inventories	6,202	(1,331)	(10,518)
Accounts payable	(7,921)	(4,049)	9,155
Accrued expenses, deferred profit, and other current liabilities	(10,211)	13,129	228
Other, net	(805)	(1,638)	(4,651)
Net cash provided by operating activities	44,264	39,185	46,015
Investing activities
Capital expenditures	(12,806)	(9,092)	(17,401)
Payments for net assets of businesses acquired	(10,981)	—	(3,068)
Proceeds from sale of property, plant, and equipment and assets held for sale	103	312	47
Other	—	—	1,686
Net cash used in investing activities	(23,684)	(8,780)	(18,736)
Financing activities
Proceeds from stock issuances	681	3,172	15,524
Payments of debt issuance costs	—	(1,579)	—
Restricted stock tax withholdings	(1,019)	(371)	(99)
Repayments of long-term debt	(32,659)	(60,706)	(19,776)
Net cash used in financing activities	(32,997)	(59,484)	(4,351)
Effect of exchange rate changes on cash and cash equivalents	(867)	(884)	(381)
Net (decrease) increase in cash and cash equivalents	(13,284)	(29,963)	22,547
Cash and cash equivalents at beginning of year	117,083	147,046	124,499
Cash and cash equivalents at end of year	$103,799	$117,083	$147,046
Supplemental disclosure of cash flow information
Interest paid	$6,530	$6,108	$9,202
Income taxes paid	3,215	1,618	2,915
Non-cash investing and financing activities
Accrual of contingent earn-out payment to former shareholders of acquired company	9,644	—	—
Transfers from property, plant, and equipment to inventory	404	1,758	1,486
Transfers from inventory to property, plant, and equipment	385	181	955
Exchange of convertible subordinated notes	—	118,766	—
Acquisition of assets in connection with the consolidation of a variable interest entity	—	—	3,550
Assumption of liabilities in connection with the consolidation of a variable interest entity	—	—	643

The accompanying notes are an integral part of these consolidated financial statements.

Veeco Instruments Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008

1.                                      Description of Business and Significant Accounting Policies

Business

Veeco Instruments Inc. (together with its consolidated subsidiaries, “Veeco,” the “Company” or “we”) designs and manufactures enabling solutions for customers in the high brightness light emitting diode (“HB-LED”), solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in each of our three reportable segments: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology.

In our LED & Solar segment, we design and manufacture metal organic chemical vapor deposition (“MOCVD”) systems, molecular beam epitaxy (“MBE”) systems and sources, and other types of deposition systems such as web coaters, which we sell to manufacturers of HB-LEDs, solar cells and telecommunications devices and to universities and scientific research centers.

In our Data Storage segment, we design and manufacture ion beam etch, ion beam deposition, diamond-like carbon, physical vapor deposition, and dicing and slicing products primarily used to create thin film magnetic heads (“TFMHs”) that read and write data on hard drives.

In our Metrology segment, we design and manufacture atomic force microscopes (“AFMs”), stylus profilers, and optical interferometers used to provide critical surface measurements in research and production environments. Our broad line of AFMs, scanning probe microscopes (“SPMs”), optical interferometers, and stylus profilers are used in universities, research facilities and scientific centers worldwide. In production environments such as semiconductor, data storage and other industries, our metrology instruments enable customers to monitor their products throughout the manufacturing process to improve yields, reduce costs, and improve product quality.

Adjustments and Summary of Significant Accounting Policies

Adjustments for Retrospective Application of FSP APB 14-1 and SFAS 160

We have adjusted the financial statements for the years ended December 31, 2008, 2007 and 2006 to reflect our adoption of the Financial Accounting Standards Board’s (“FASB”) Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51 (“SFAS 160”).

We adopted FSP APB 14-1 as of January 1, 2009 and have applied it retrospectively to our 4.125% Convertible Subordinated Notes (“Notes”) for 2008 and 2007, as required.  FSP APB 14-1 requires issuers of convertible debt that can be settled in cash to separately account for (i.e., bifurcate) the portion of the debt associated with the conversion feature and reclassify this portion to stockholders’ equity.  The liability portion, which represents the fair value of the debt without the conversion feature, is accreted to its face value using the effective interest method by amortizing the discount between the face amount and the fair value.  The amortization is recorded as non-cash interest expense.  The $5.0 million net gain we recorded in connection with the November 2008 repurchase of $12.2 million of the Notes was reduced to $3.8 million upon the adoption of FSP APB 14-1, which required that the gain be calculated based on the fair value of the portion repurchased as of the repurchase date.

We adopted SFAS 160 as of January 1, 2009 and have applied it retrospectively for 2008, 2007 and 2006, as required.  The most significant provisions of this statement result in changes to the presentation of noncontrolling interests in the consolidated financial statements, such as inserting a subtotal on the Statement of Operations after deducting taxes but before deducting noncontrolling interest.  Prior to the adoption of SFAS 160, the line item “Net (loss) income attributable to Veeco” was referred to as “Net (loss) income.”  Similarly, prior to the adoption of SFAS 160 the line items “Net (loss) income per share attributable to Veeco” and “Diluted net (loss) income per share attributable to Veeco” were referred to as “Net (loss) income per common share” and “Diluted net (loss) income per common share,” respectively.  The adoption of this statement impacted the manner in which we present noncontrolling interest for all periods included in this report but did not impact our consolidated financial position or results of operations in any period.

The information contained in the consolidated financial statements and the notes thereto reflect only the adjustments described below and do not reflect events occurring after March 2, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

Summary.  The following table sets forth the effect of the retrospective application of FSP APB 14-1 and SFAS 160 on certain previously reported line items (in thousands, except per share data):

Consolidated Statements of Operations:

	Year Ended		Year Ended
(in thousands,	December 31, 2008		December 31, 2007
except per share	As	As	As	As
data)	Reported	Restated	Reported	Restated
Interest expense	$6,400	$9,317	$6,976	$8,827
Gain on extinguishment of debt	(4,969)	(3,758)	(738)	(738)
Net loss attributable to Veeco	(71,063)	(75,191)	(17,359)	(19,210)
Diluted net loss attributable to Veeco	(2.27)	(2.40)	(0.56)	(0.62)

Consolidated Balance Sheets:

	December 31, 2008		December 31, 2007
(in thousands)	As Reported	As Restated	As Reported	As Restated
Long-term debt	$108,669	$98,330	$121,035	$106,568
Additional paid-in-capital	409,982	426,300	399,795	416,113
Accumulated deficit	(202,778)	(208,757)	(131,715)	(133,566)
Total shareholders’ equity	214,687	225,810	273,677	289,158

In addition, the adjustments resulted in changes to our consolidated financial statements and Notes 1, 2, 5, 7 and 9.

Basis of Presentation

Consistent with prior years, we report interim quarters, other than fourth quarters which always end on December 31, on a 13-week basis ending on the last Sunday within such period. The interim quarter ends are determined at the beginning of each year based on the 13-week quarters. The 2008 interim quarter ends were March 30, June 29, and September 28. The 2007 interim quarter ends were April 1, July 1, and September 30. For ease of reference, we report these interim quarter ends as March 31, June 30, and September 30 in our interim condensed consolidated financial statements.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include allowance for doubtful accounts, inventory obsolescence, purchase accounting allocations, recoverability and useful lives of property, plant and equipment and identifiable intangible assets, recoverability of goodwill, recoverability of deferred tax assets, liabilities for product warranty, accruals for contingencies and share-based payments, including forfeitures and liabilities for tax uncertainties. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of Veeco, our subsidiaries, and a variable interest entity, of which we are the primary beneficiary. Intercompany items and transactions have been eliminated in consolidation.

Revenue Recognition

We recognize revenue based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition. Our revenue transactions include sales of products under multiple-element arrangements. Revenue under these arrangements is allocated to each element based upon its estimated fair market value, in accordance with the provisions of Emerging Issues Task Force (“EITF”) 00-21, Revenue Arrangements with Multiple Deliverables.

We consider a broad array of facts and circumstances when evaluating each of our sales arrangements in determining when to recognize revenue, including specific terms of the purchase order, contractual obligations to the customer, the complexity of the customer’s post-delivery acceptance provisions, customer creditworthiness and the installation process. Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable, collectibility is reasonably assured and no uncertainties exist regarding customer acceptance. For transactions on which we recognize systems revenue, either at the time of shipment or delivery, our contractual arrangements with customers do not contain provisions for right of return or forfeiture, refund or other purchase price concessions. Sales arrangements are reviewed on a case-by-case basis; however, our products generally fall into one of two categories; either instruments or systems, for which we have established revenue recognition protocols as described below.

Instruments—Standard products produced according to our published specifications, principally metrology instruments sold typically to universities, research facilities and scientific centers and in general industrial applications where installation is inconsequential or perfunctory and no substantive customer acceptance provisions exist, revenue is recognized when title and risk of loss pass to the customer, either at time of shipment or delivery. Acceptance of the product by the customer is based upon meeting standard published specifications. Customer acceptance provisions include initial setup at the customer site, performance of functional test procedures and calibration testing of the basic features and functionality of the product. These provisions are a replication of the testing performed in our facilities prior to shipment. The skills and equipment required to complete installation of such instruments are not specialized and are readily available in the market and are often performed by distributors or representative organizations.

Systems—Process equipment systems and certain metrology systems, which are sold to manufacturers in the data storage, LED, solar and semiconductor industries and are used in manufacturing facilities and commercial production environments typically include process acceptance criteria based upon Veeco and/or customer specifications. We are generally required to install these products and demonstrate compliance with acceptance tests at the customer’s facility. Generally, based upon the terms of the sales arrangement, these products are sold with a retention (typically 10% to 20% of the sales contract value) which is payable by the customer when installation and field acceptance is completed. Such installations are not considered complex and are not deemed essential to the functionality of the equipment because they do not involve significant changes to the features or capabilities of the equipment or involve building complex interfaces or connections. Installation normally represents only 2% - 4% of the fair value of the sales contract. Sales arrangements for these systems are accounted for in accordance with EITF 00-21, as the Company bifurcates transactions into separate units of accounting or elements based on objective evidence of fair value. The two elements are the system and installation of the system. The amount of revenue allocated to each element is based upon its relative fair value. The price charged when the system or installation service is sold separately generally determines fair value. The value of the installation service is based upon the fair value of the service performed, including labor, which is based upon the estimated time to complete the installation at hourly rates, and material components. We recognize revenue for the system or delivered element since the delivered item has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of the undelivered item (i.e., the installation service) and delivery or performance of the undelivered item is considered probable and substantially in our control, based on our historical experience. The value of the undelivered element is the greater of the fair value of the installation or the portion of the sales price that will not be received until the installation is completed (i.e., the retention amount). System revenue is generally recognized upon shipment or delivery provided title and risk of loss has passed to the customer. Revenue from installation services is recognized at the time acceptance is received from the customer. If the arrangement does not meet all the above criteria, the entire amount of the sales arrangement is deferred until the criteria have been met or all elements have been delivered to the customer or been completed.

For new products, new applications of existing products, or for products with substantive customer acceptance provisions where performance cannot be fully assessed prior to meeting customer specifications at the customer site, revenue is recognized upon completion of installation and receipt of final customer acceptance. Since title to goods generally passes to the customer upon shipment or delivery and 80% to 90% of the contract amount becomes payable at that time, inventory is relieved and accounts receivable is recognized for the amount billed at the time of shipment. The profit on the amount billed for these transactions is deferred and recognized as deferred profit in the accompanying Consolidated Balance Sheets.

In Japan, generally where our contractual terms with customers specify risk of loss and title transfers upon customer acceptance, revenue is recognized and the customer is billed upon receipt of written customer acceptance.

Revenue related to maintenance and service contracts is recognized ratably over the applicable contract term. Component and spare part revenue is recognized at the time of shipment or delivery in accordance with the terms of the applicable sales arrangement.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with maturities of three months or less when purchased.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of accounts receivable and cash and cash equivalents. We perform ongoing credit evaluations of our customers and, where appropriate, require that letters of credit be provided on certain foreign sales arrangements. The Company maintains allowances for potential credit losses and invests cash and cash equivalents with strong, higher credit quality issuers and continuously monitors the amount of credit exposure to any one issuer.

Inventories

Inventories are stated at the lower of cost (principally first-in, first-out method) or market. Management evaluates the need to record adjustments for impairment of inventory on a quarterly basis. Our policy is to assess the valuation of all inventories, including raw materials, work in process, finished goods, and spare parts and other service inventory. Obsolete inventory or inventory in excess of management’s estimated usage for the next 12 months’ requirements is written down to its estimated market value, if less than its cost. Inherent in the estimates of market value are management’s estimates related to our future manufacturing schedules, customer demand, technological and/or market obsolescence, possible alternative uses, and ultimate realization of excess inventory.

Goodwill and Indefinite-Lived Intangibles

We account for goodwill and intangible assets with indefinite useful lives in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which states that goodwill and intangible assets with indefinite useful lives should not be amortized, but instead tested for impairment at least annually at the reporting unit level. Our policy is to perform this annual impairment test in the fourth quarter of each fiscal year or more frequently if impairment indicators arise. Impairment indicators include, among other conditions, cash flow deficits, a historical or anticipated decline in revenue or operating profit, adverse legal or regulatory developments, and a material decrease in the fair value of some or all of the assets.

Pursuant to SFAS 142 we are required to determine if it is appropriate to use the operating segment as defined under SFAS 131 as the reporting unit, or one level below the operating segment, depending on whether certain criteria are met. We have identified four reporting units that are required to be reviewed for impairment. The reporting units are Data Storage Process Equipment, LED & Solar Process Equipment, AFM and Optical Metrology. AFM and Optical Metrology comprise the Metrology operating segment. In identifying the reporting units management considered the economic characteristics of operating segments including the products and services provided, production processes, types or classes of customer and product distribution.

We perform this impairment test by first comparing the fair value of our reporting units to their respective carrying amount. When determining the estimated fair value of a reporting unit, we utilize a discounted future cash flow approach since reported quoted market prices are not available for our reporting units. Developing the estimate of the discounted future cash flow requires significant judgment and projections of future financial performance. The key assumptions used in developing the discounted future cash flows are the projection of future revenues and expenses, working capital requirements, residual growth rates and the weighted average cost of capital. In developing our financial projections, we consider historical data, current internal estimates and market growth trends. Changes to any of these assumptions could materially change the fair value of the reporting unit. We reconcile the aggregate fair value of our reporting units to the our adjusted market capitalization as a supporting calculation. The adjusted market capitalization is calculated by multiplying the average share price of our common stock for the last ten trading days prior to the measurement date by the number of outstanding common shares and adding a control premium.

If the carrying value of the reporting units exceed the fair value we would then compare the implied fair value of our goodwill to the carrying amount in order to determine the amount of the impairment, if any.

Definite-Lived Intangible and Long-Lived Assets

Intangible assets consist of purchased technology, customer-related intangible assets, patents, trademarks, covenants not-to-compete, capitalized software costs, software licenses, and deferred financing costs. Purchased technology consists of the core proprietary manufacturing technologies associated with the products and offerings obtained through acquisition. Intangible assets with definitive useful lives are amortized using the straight-line method over their estimated useful lives for periods ranging from 2 years to 17 years.

Costs of applying for and registering specific patents, as well as patent defense costs are capitalized and classified as intangible assets in our accompanying Consolidated Balance Sheets. As of December 31, 2008 and 2007, we had net capitalized patent costs of $7.7 million and $4.9 million, respectively, which consist primarily of costs to successfully defend certain patents. The Company is amortizing these capitalized costs over the respective remaining lives of the patents. Payments received for license fees and royalties associated with patent litigation have been and will continue to be netted against the capitalized patent defense costs upon receipt (see Note 8).

Software development costs are accounted for in accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 86, Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed and the American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The capitalization of software costs includes costs incurred by us in developing products that qualify for capitalization as well as costs to purchase and develop software for internal use. We capitalize costs associated with product development, coding, and testing subsequent to establishing technological feasibility of the product. Technological feasibility is established after completion of a detailed program design or working model. Capitalization of computer software costs ceases upon a product’s general availability or release.

Capitalized software development costs are included in intangible assets in the accompanying Consolidated Balance Sheets and are amortized over the estimated useful life of the software product starting from the date of general availability. Amortization expense of $1.5 million, $1.1 million, and $0.8 million related to capitalized costs incurred in developing products in our Metrology segment is included in cost of sales in the accompanying Consolidated Statements of Operations for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company has capitalized certain costs associated with implementing our company-wide integrated applications software, which are included in intangible assets in the accompanying Consolidated Balance Sheets. Such costs are being depreciated over seven years and include consulting fees and employee time spent on software configuration and interface, coding, installation and testing, as well as the purchase of new computer equipment. Data conversion costs, training and maintenance fees associated with this integrated applications software implementation are expensed as incurred.

Long-lived assets, such as property, plant, and equipment, and intangible assets with definite useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, a historical or anticipated decline in revenue or operating profit, adverse legal or regulatory developments, and a material decrease in the fair value of some or all of the assets. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flow expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Depreciation and amortization are generally computed using the straight-line method and are charged to operations over the estimated useful lives of depreciable assets. Leasehold improvements are amortized over the lesser of the useful life of the leasehold improvement and the lease term.

Fair Value of Financial Instruments

We believe the carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, reflected in the consolidated financial statements approximate fair value due to their short term maturities. The fair value of our debt, including current maturities, is estimated using a discounted cash flow analysis, based on the estimated current incremental borrowing rates for similar types of securities, or based on market value for our publicly traded debt (see Note 5).

Derivative Financial Instruments

We use derivative financial instruments to minimize the impact of foreign exchange rate changes on earnings and cash flows. In the normal course of business, our operations are exposed to fluctuations in foreign exchange rates. In order to reduce the effect of fluctuating foreign currencies on short-term foreign currency-denominated intercompany transactions and other known foreign currency exposures, we enter into monthly forward contracts. We do not use derivative financial instruments for trading or speculative purposes. Our forward contracts do not subject us to material risks due to exchange rate movements because gains and losses on these contracts are intended to offset exchange gains and losses on the underlying assets and liabilities; both the forward contracts and the underlying assets and liabilities are marked-to-market through earnings. We conduct our derivative transactions with highly rated financial institutions in an effort to mitigate any material credit risk. The aggregate foreign currency exchange gain (loss) included in determining consolidated results of operations was approximately $0.1 million, ($0.5) million and ($0.3) million in 2008, 2007, and 2006, respectively. Included in the aggregate foreign currency exchange gain (loss) were losses relating to forward contracts of $1.0 million, $0.1 million, and $0.2 million in 2008, 2007, and 2006, respectively. These amounts were recognized and included in other income, net. As of December 31, 2008, approximately $0.9 million of losses related to forward contracts were included in accrued expenses and these amounts were subsequently paid in January 2009. As of December 31, 2007, approximately $0.1 million of gains related to forward contracts were included in prepaid expenses and other current assets, and cash in the amount equivalent to such gains was subsequently received in January 2008. On December 27, 2007, we entered into forward contracts for the month of January 2008 for the notional amount of approximately $7.0 million. The fair values of these contracts at inception were zero, which did not significantly change at December 31, 2007. A monthly forward contract for a notional amount of $0.5 million for the month of January 2009 was not entered into until January 2009.

Translation of Foreign Currencies

Certain of our international subsidiaries operate primarily using local functional currencies. Foreign currency denominated assets and liabilities are translated into U.S dollars at exchange rates in effect at the balance sheet date, and income and expense accounts and cash flow items are translated at average monthly exchange rates during the respective periods. Net exchange gains or losses resulting from the translation of foreign financial statements and the effect of exchange rates on intercompany transactions of a long-term investment nature are recorded as a separate component of stockholders’ equity in accumulated other comprehensive income. Any foreign currency gains or losses related to transactions are included in operating results.

Environmental Compliance and Remediation

Environmental compliance costs include ongoing maintenance, monitoring and similar costs. Such costs are expensed as incurred. Environmental remediation costs are accrued when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated.

Accumulated Other Comprehensive Income

Our accumulated other comprehensive income of $7.2 million and $5.3 million at December 31, 2008 and 2007, respectively, consists primarily of foreign currency translation adjustments.

Research and Development Costs

Research and development costs are charged to expense as incurred and include expenses for the development of new technology and the transition of technology into new products or services.

Warranty Costs

We estimate the costs that may be incurred under the warranty we provide and record a liability in the amount of such costs at the time the related revenue is recognized. Estimated warranty costs are determined by analyzing specific product and historical configuration statistics and regional warranty support costs. Our warranty obligation is affected by product failure rates, material usage, and labor costs incurred in correcting product failures during the warranty period. Unforeseen component failures or exceptional component performance can also result in changes to warranty costs. If actual warranty costs differ substantially from our estimates, revisions to the estimated warranty liability would be required.

Advertising Expense

The cost of advertising is expensed as of the first showing of each advertisement. We incurred $3.1 million, $3.3 million, and $3.5 million in advertising costs during 2008, 2007, and 2006, respectively.

Royalties

We have licensing arrangements with a number of third parties under which we use patents of such third parties. Royalties and license fees expensed under these agreements approximated $0.5 million, $2.0 million, and $1.5 million in 2008, 2007, and 2006, respectively, and are included in cost of sales in our Consolidated Statements of Operations.

Shipping and Handling Costs

Shipping and handling costs are costs that are incurred to move and prepare our products for shipment, and then to move the products to the customer’s designated location. These costs are generally comprised of payments to third-party shippers. Shipping and handling costs are included in cost of sales in our consolidated statements of operations.

Share-Based Compensation

Share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period. In order to determine the fair value of stock options on the date of grant, we apply the Black-Scholes option-pricing model. Inherent in the model are assumptions related to risk-free interest rate, dividend yield, expected stock-price volatility, and option life.

The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The dividend yield assumption is based on our historical and future expectation of dividend payouts. While the risk-free interest rate and dividend yield are less subjective assumptions, typically based on factual data derived from public sources, the expected stock-price volatility and option life assumptions require a level of judgment which make them critical accounting estimates.

We use an expected stock-price volatility assumption that is a combination of both historical volatility, calculated based on the daily closing prices of our common stock over a period equal to the expected term of the option and implied volatility, utilizing market data of actively traded options on our common stock, which are obtained from public data sources. We believe that the historical volatility of the price of our common stock over the expected term of the option is a strong indicator of the expected future volatility and that implied volatility takes into consideration market expectations of how future volatility will differ from historical volatility. Accordingly, we believe a combination of both historical and implied volatility provides the best estimate of the future volatility of the market price of our common stock.

The expected term, representing the period of time that options granted are expected to be outstanding, is estimated using a lattice-based model incorporating historical post vest exercise and employee termination behavior.

We estimate forfeitures using its historical experience, which is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Because of the significant amount of judgment used in these calculations, it is reasonably likely that circumstances may cause the estimate to change.

With regard to the weighted-average option life assumption, we consider the exercise behavior of past grants and model the pattern of aggregate exercises.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. In February 2008, the FASB issued FSP 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. The measurement and disclosure requirements related to financial assets and financial liabilities were effective for us beginning in the first quarter of fiscal 2008. The adoption of SFAS No. 157 for financial assets and financial liabilities did not have a significant impact on our consolidated financial statements. We are currently evaluating the impact that SFAS No. 157 will have on our consolidated financial statements when it is applied to non-financial assets and non-financial liabilities beginning in the first quarter of 2009, including periodic fair value measurements for goodwill, long-lived assets and restructuring liabilities. The resulting fair values calculated under SFAS No. 157 after adoption may be different from the fair values that would have been calculated under previous guidance.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”) and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51 (“SFAS 160”). Under SFAS 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition date at fair value with limited exceptions. SFAS 141(R) also changes the accounting treatment for certain other items that relate to business combinations. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The purpose of SFAS 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. The most significant provisions of this statement result in changes to the presentation of noncontrolling interests in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning after December 15, 2008.  The adoption of this statement has impacted the manner in which we present our noncontrolling interest, but has not impacted our consolidated financial position or results of operations.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008 and requires comparative disclosures only for periods subsequent to initial adoption. The adoption of the provisions of SFAS 161 will not impact our consolidated financial position or results of operations.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). The guidance is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. FSP APB 14-1 requires issuers of convertible debt that can be settled in cash to separately account for (i.e., bifurcate) a portion of the debt associated with the conversion feature and reclassify this portion to stockholders’ equity. The liability portion, which represents the fair value of the debt without the conversion feature, is accreted to its face value over the life of the debt using the effective interest method, with the accretion recorded to interest expense.  During the second quarter of 2007, we issued New Notes that may be settled in cash upon conversion and are subject to the requirements of FSB APB 14-1. Effective as of date of issuance of the New Notes, we have reclassified approximately $16.3 million from long-term debt to additional paid-in capital. Approximately $2.8 to $3.3 million of additional interest expense will be recorded annually from the adoption date through the maturity date of the New Notes. This additional interest expense does not represent cash interest but rather the periodic accretion of the portion of the debt associated with the conversion feature.

2.                                      (Loss) Earnings Per Common Share

The following table sets forth basic and diluted net (loss) income per common share and the reconciliation of weighted average shares outstanding and diluted weighted average shares outstanding (share amounts in thousands):

	Year ended December 31,
	2008	2007	2006
Net (loss) income including noncontrolling interest	$(75,421)	$(19,838)	$13,559
Net loss attributable to noncontrolling interest	(230)	(628)	(1,358)
Net (loss) income attributable to Veeco	$(75,191)	$(19,210)	$14,917
(Loss) income per common share:
Net (loss) income attributable to Veeco	$(2.40)	$(0.62)	$0.49
Diluted net (loss) income attributable to Veeco	$(2.40)	$(0.62)	$0.48
Weighted average shares outstanding	31,347	31,020	30,492
Dilutive effect of stock options and restricted stock awards and units	—	—	567
Diluted weighted average shares outstanding	31,347	31,020	31,059

(Loss) earnings per common share is computed using the weighted average number of common shares outstanding during the period. Diluted (loss) earnings per common share is computed using the weighted average number of common shares and common equivalent shares outstanding during the period. The effect of approximately 170,000 and 326,000 common equivalent shares for the years ended December 31, 2008 and 2007, respectively, were excluded from the diluted weighted average shares outstanding due to the net losses sustained for these periods.

In December 2001 and January 2002, we issued a total of $220.0 million of unsecured 4.125% convertible subordinated notes due December 2008, which were convertible, at the option of the holder, at any time on or prior to maturity, into shares of common stock at a conversion price of $38.51 per share. During the first quarter of 2006, we repurchased $20.0 million of the notes, and for the year ended December 31, 2006, the assumed conversion of the remaining $200.0 million of notes was 5.3 million common equivalent shares, which were anti-dilutive and therefore excluded from the diluted weighted average shares outstanding for that period. The repurchase and the exchange reduced the effect on earnings per share of the assumed conversion of the Old Notes (as defined below), which was calculated using the “if converted” method of accounting.

During 2007, we repurchased an additional $56.0 million of these notes, and issued a new series of 4.125% convertible subordinated notes (the “New Notes”) due April 15, 2012, pursuant to privately negotiated exchange agreements with certain holders of our outstanding 4.125% convertible subordinated notes (the “Old Notes”). In total, we exchanged $118.8 million of Old Notes for $117.8 million of New Notes. Of the original notes, $25.2 million remained outstanding subsequent to the exchange. For the year ended December 31, 2007, the weighted-average effect of the assumed conversion of the Old Notes was approximately 1.8 million shares, and at December 31, 2007, the effect of the assumed conversion of the Old Notes was approximately 0.6 million shares. The convertible shares were anti-dilutive and, therefore, were not included in the weighted shares outstanding for the year ended December 31, 2007. During the fourth quarter of 2008, we paid the remaining $25.2 million of Old Notes outstanding.

The New Notes meet the criteria for determining the effect of the assumed conversion using the treasury stock method of accounting, as long as we have the ability and the intent to settle the principal amount of the New Notes in cash. Under the terms of the New Notes, we may pay the principal amount of converted New Notes in cash or in shares of common stock. We have indicated that we intend to pay such amounts in cash. Using the treasury stock method, the impact of the assumed conversion of the New Notes was anti-dilutive for the years ended December 31, 2008 and 2007, as the average stock price was below the conversion price of $27.23 for the period. The effect of the assumed converted shares is dependent on the stock price at the time of the conversion. The maximum number of common equivalent shares issuable upon conversion at December 31, 2007 was approximately 6.0 million. During the fourth quarter of 2008, we repurchased $12.2 million of New Notes, and for the year ended December 31, 2008, the assumed conversion of the remaining $105.6 million of these notes was 5.3 million common equivalent shares. See Note 5 for further details on our debt.

3.                                      Business Combinations

Mill Lane Engineering Co., Inc.

On May 22, 2008, we acquired Mill Lane Engineering Co., Inc. (“Mill Lane”), a privately held manufacturer of web coating systems for flexible solar panels, for a purchase price of $11.0 million, net of cash acquired, plus potential future earn-out payments of up to $19.0 million (representing additional purchase price) contingent upon the future achievement of certain operating performance criteria. Fees related to the acquisition were $0.7 million. Mill Lane is based in Lowell, Massachusetts and at the time of acquisition had approximately 20 employees. Mill Lane has been renamed Veeco Solar and its financial results are included in our LED & Solar Process Equipment segment (see Note 9) as of the acquisition date. We have determined that this acquisition does not constitute a material business combination and therefore are not including pro forma financial statements in this report.

As of December 31, 2008, we have accrued $9.6 million for our earn-out obligation due to the former owners of Mill Lane resulting from the achievement of certain operating performance criteria earned through the end of the fourth quarter of 2008. Payment of this earn-out will be made in the first quarter of 2009.

Fluens Corporation

In 2006, we invested $0.5 million to purchase 19.9% of the common stock of Fluens Corporation (“Fluens”). Approximately 31% of Fluens is owned by one of our Senior Vice Presidents. Veeco and Fluens have jointly developed a next-generation process for high-rate deposition of aluminum oxide for data storage applications. If this development is successful and upon the satisfaction of certain additional conditions by May 2009, we will be obligated to purchase the balance of the outstanding stock of Fluens for $3.5 million plus an earn-out payment based on future performance. In addition, until May 2009 we may elect to waive these conditions and purchase the remaining 80.1% of outstanding stock of Fluens on the same terms.

We determined that Fluens is a variable interest entity and that we are its primary beneficiary as defined by FIN 46(R), Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51, which requires us to consolidate the results of Fluens’ operations from the acquisition date. As such, Fluens’ results of operations for the years ended December 31, 2008 and 2007 and for the period from May 1, 2006 through December 31, 2006, are included within the Data Storage Process Equipment segment in the accompanying Consolidated Statements of Operations, and we have attributed the 80.1% portion of Fluens that we do not own to noncontrolling interest in our Consolidated Financial Statements. As part of the acquisition accounting, we recorded $1.2 million of in-process technology, which was written off during 2006. Fluens’ results of operations prior to the acquisition were not material to the Consolidated Statements of Operations.

As of December 31, 2008 and 2007, the balance of noncontrolling interest on the balance sheet was $0.8 million and $1.0 million. The total net loss attributable to the noncontrolling interest in Fluens for the years ended December 31, 2008, 2007, and 2006 was $0.2 million, $0.6 million, and $1.4 million, respectively.

4.                                      Balance Sheet Information (in thousands)

Inventories

	December 31,
	2008	2007
Raw materials	$57,815	$58,157
Work in process	28,733	27,330
Finished goods	8,382	13,107
	$94,930	$98,594

Property, Plant, and Equipment

	December 31,		Estimated
	2008	2007	Useful Lives
Land	$9,274	$9,274
Buildings and improvements	43,743	41,386	10-40 years
Machinery and equipment	105,194	102,997	3-10 years
Leasehold improvements	5,163	7,404	3-7 years
Gross property, plant, and equipment at cost	163,374	161,061
Less accumulated depreciation and amortization	99,002	94,919
Net property, plant, and equipment at cost	$64,372	$66,142

For the years ended December 31, 2008, 2007, and 2006, depreciation expense was $12.9 million, $13.6 million, and $13.2 million, respectively.

Goodwill and Indefinite-Lived Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, we conducted our annual impairment test of goodwill and indefinite- lived intangible assets during the fourth quarters of 2008 and 2007, using October 1st as our measurement date, and utilizing a discounted future cash flow approach as described in Note 1. This was consistent with the approach used in previous years. Based upon the results of such assessments, we determined that no goodwill and indefinite-lived intangible asset impairment existed in any of its reporting units, as of October 1, 2008 and 2007, respectively.

During the fourth quarter of 2008, the economic downturn became more significant and wide ranging as credit availability tightened and overall business and economic conditions deteriorated. It became apparent that the revenue, profitability, growth and other assumptions we used in our fair value determination at October 1, 2008, required revisions. Additionally, we realized a significant decline in our market capitalization which resulted in the carrying value of our net assets exceeding our market capitalization. Given these factors we were required to perform an interim goodwill impairment assessment as of December 31, 2008.

In performing the impairment assessment as of December 31, 2008, we updated our financial forecast and growth rate assumptions based upon current market conditions and determined that the carrying amounts of our Data Storage Process Equipment and AFM reporting units were in excess of their respective estimated fair values. As such, the Company was required to allocate the estimated fair value to all assets and liabilities in these two reporting units and determined there was no implied value related to goodwill or indefinite-lived intangible assets. We recorded an asset impairment charge of $52.3 million in the fourth quarter of 2008 relating to goodwill, which consisted of $30.4 million in our Data Storage Process Equipment reporting unit and $21.9 million in our AFM reporting unit, and recorded a charge of $5.0 million in our Data Storage Process Equipment reporting unit relating to indefinite-lived intangible assets, pertaining to trademarks.

Changes in our goodwill during 2008 and 2007 are as follows (in thousands):

	2008	2007
Balance as of January 1	$100,898	$100,898
Impairment	(52,312)	—
Mill Lane acquisition	930	—
Mill Lane earnout	9,644	—
Balance as of December 31	$59,160	$100,898

As of December 31, 2008 and 2007, we had $2.9 million and $7.9 million, respectively, of indefinite-lived intangible assets consisting of trademarks and tradenames, which are included in the Consolidated Balance Sheets in the caption Intangible assets, net. See Note 8 for a summary of the asset impairment charge.

Intangible Assets

	December 31, 2008			December 31, 2007
	Purchased technology	Other intangible assets	Total intangible assets	Purchased technology	Other intangible assets	Total intangible assets
Gross intangible assets	$111,033	$49,113	$160,146	$108,588	$53,426	$162,014
Less accumulated amortization	(92,094)	(29,234)	(121,328)	(72,481)	(29,886)	(102,367)
Intangible assets, net	$18,939	$19,879	$38,818	$36,107	$23,540	$59,647

The estimated aggregate amortization expense for intangible assets with definite useful lives for each of the next five fiscal years is as follows (in thousands):

2009	$8,696
2010	8,100
2011	5,387
2012	3,566
2013	2,029

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we performed an analysis as of December 31, 2008 of our definite-lived intangible and long-lived assets due to impairment indicators noted during the fourth quarter of 2008, pertaining to our Data Storage Process Equipment and AFM reporting units. Indications of impairment included deteriorating economic conditions, reduced orders, reduced revenue projections, and losses in our AFM reporting unit and a significant reduction in our market capitalization. No impairment indicators were present in the other two reporting units. For the purposes of recognition and measurement of an impairment loss, a long-lived asset or assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of cash flows of other assets and liabilities. For the Data Storage Process Equipment reporting unit the long-lived assets were grouped at one level below the reporting unit and at the reporting unit level for AFM. The recoverability of long-lived asset groups was measured by a comparison of the carrying amount of the assets to the estimated undiscounted future cash flows expected to be generated by such assets. Developing the estimate of the undiscounted future cash flows requires significant judgment and projection of future financial performance, including projection of future revenue and expenses, working capital requirements and the time period in which the assets will be utilized. We used the economic life of the primary asset in the long-lived asset group to determine the forecast period of the future cash flows. For the AFM reporting unit, we analyzed long-lived assets with a carrying value of $27.8 million (consisting of $16.6 million of property, plant and equipment and $11.2 million of intangible assets principally patent defense and capitalized software costs) at December 31, 2008 for impairment and determined that no impairment existed. For the Data Storage Process Equipment reporting unit, we analyzed long-lived assets with a carrying value of $38.6 million at December 31, 2008 for impairment and determined that no impairment existed for one of the identifiable long-lived asset groups with a carrying value of $12.8 million (consisting principally of property, plant and equipment). Since the carrying amount of long-lived assets within the other identifiable asset group exceeded the estimated future cash flows of such assets, an impairment existed. This long-lived asset group consists of intangible assets of $24.0 million (primarily purchased technology) and $1.8 million of property, plant and equipment pertaining to its mechanical processing product line of Saws and Lappers. The amount of the impairment is determined by comparing the fair value of the long-lived asset group to the carrying value. As permitted under SFAS 144 we determined the fair value of our long-lived asset groups utilizing a discounted cash flow approach applying a risk free interest rate. The carrying value of the long-lived assets exceeded the fair value by $15.7, million which was recorded as an impairment charge and was allocated on a pro rata basis to the long-lived assets with $14.6 million allocated to intangible assets and $1.1 million allocated to property, plant and equipment. We currently expect to recover the remaining carrying value of the asset group of $10.1 million by cash flows generated by the use of the assets over their remaining useful life. See Note 8 for a summary of the asset impairment charge.

Accrued Expenses

	December 31,
	2008	2007
Payroll and related benefits	$20,059	$17,066
Sales, use, and other taxes	2,776	3,846
Customer deposits and advanced billings	18,021	19,558
Warranty	6,892	6,502
Restructuring reserve	3,568	4,318
Contingent earn-out payment	9,644	—
Other	6,004	8,911
	$66,964	$60,201

Accrued Warranty

We estimate the costs that may be incurred under the warranty we provide and recognize a liability in the amount of such costs at the time the related revenue is recognized. Factors that affect our warranty liability include product failure rates, material usage, and labor costs incurred in correcting product failures during the warranty period. Changes in our warranty liability during the period are as follows:

	2008	2007
Balance as of beginning of year	$6,502	$7,118
Warranties issued during the period	4,783	5,913
Settlements made during the period	(4,393)	(6,529)
Balance as of end of year	$6,892	$6,502

5.                                      Debt

Credit Agreement

In February 2009, we entered into an amendment to our existing credit agreement with HSBC Bank USA, National Association (“HSBC”), as administrative agent, and the lenders named therein (as amended, the “Credit Agreement”). As part of the amendment, we reduced the amount of the revolving credit facility, modified certain existing covenants and added certain new covenants. In addition, the commitment fees and interest rate were increased. As amended, the Credit Agreement provides for revolving credit borrowings of up to $30.0 million. The annual interest rate under the Credit Agreement is a floating rate equal to the prime rate of the agent bank plus 2.0%. A LIBOR-based interest rate option is also provided. Borrowings may be used for general corporate purposes, including working capital requirements. The Credit Agreement contains certain restrictive covenants which include the maintenance of minimum cash balances and limitations with respect to incurrence of indebtedness, the payment of dividends, long-term leases, investments, mergers, acquisitions, consolidations and sales of assets. In addition, under the Credit Agreement, we are required to satisfy certain financial tests, including minimum profitability levels. As of the effective date of the amendment, we were in compliance with all covenants. Substantially all of our assets and those of our material domestic subsidiaries, other than real estate, have been pledged to secure our obligations under the Credit Agreement. The revolving credit facility under the Credit Agreement expires on March 31, 2012. In the first quarter of 2009, we will recognize an expense of $0.2 million representing the amount of deferred financing fees equal to the portion of the revolving credit facility which was terminated in connection with the amendment. As of December 31, 2008 and 2007, there were no borrowings outstanding under the Credit Agreement and letters of credit outstanding were approximately $0.4 million. Interest expense associated with the Credit Agreement recorded during 2008 and 2007 was approximately $0.3 million and $0.2 million, respectively.

Long-term Debt

Long-term debt is summarized as follows (in thousands):

	December 31,
	2008	2007
Convertible subordinated debt	$95,235	$128,511
Mortgage notes payable	3,291	3,472
Other	—	135
	98,526	132,118
Less current portion	196	25,550
	$98,330	$106,568

Convertible Subordinated Debt

On December 21, 2001, we issued $200.0 million of unsecured 4.125% convertible subordinated notes due December 2008 (“Old Notes”), and on January 3, 2002, we issued an additional $20.0 million of Old Notes pursuant to the exercise of an over-allotment option. The Old Notes were convertible, at the option of the holder, at any time on or prior to maturity, into shares of common stock at a conversion price of $38.51 per share. We paid interest on the Old Notes on June 21 and December 21 of each year.

During 2006, we repurchased $20.0 million of Old Notes, reducing the amount outstanding from $220.0 million to $200.0 million. During 2007, we repurchased an additional $56.0 million of Old Notes, reducing the amount of Old Notes outstanding from $200.0 million to $144.0 million. As a result of these repurchases, we recorded a net gain from the extinguishment of debt of $0.7 million in 2007.

During the second quarter of 2007, we issued new convertible subordinated notes (the “New Notes”) pursuant to privately negotiated exchange agreements with certain holders of the Old Notes. The New Notes bear interest at 4.125% per annum and mature on April 15, 2012. Under these agreements, such holders agreed to exchange $118.8 million aggregate principal amount of Old Notes for approximately $117.8 million aggregate principal amount of New Notes. Following the exchange transactions, approximately $25.2 million of Old Notes remained outstanding. A gross gain of approximately $1.0 million was recorded on the exchange transactions offset by the write-off of approximately $1.0 million of unamortized deferred financing costs associated with the Old Notes.

The New Notes are initially convertible into 36.7277 shares of common stock per $1,000 principal amount of New Notes (equivalent to a conversion price of $27.23 per share or a premium of 38% over the closing market price for our common stock on April 16, 2007). Holders may convert the New Notes at any time during the period beginning on January 15, 2012 through the close of business on the second day prior to April 15, 2012 and earlier upon the occurrence of certain events including our common stock trading at prices 130% over the conversion price for a specified period. We pay interest on these notes on April 15 and October 15 of each year. The New Notes are unsecured and are effectively subordinated to all of our senior and secured indebtedness and to all indebtedness and other liabilities of our subsidiaries.

During the fourth quarter of 2008, we paid off the remaining $25.2 million of Old Notes outstanding. In addition, we repurchased $12.2 million aggregate principal amount of the New Notes for $7.2 million in cash, of which $7.1 million related to principal and $0.1 million related to accrued interest, reducing the amount outstanding from $117.8 million to $105.6 million. A gross gain of approximately $3.9 million was recorded on these repurchases, which was offset by the write-off of approximately $0.1 million of unamortized deferred financing costs associated with the New Notes. This gain was calculated based on the fair value of the portion repurchased as of the repurchase date, in accordance with the provisions of FSP APB 14-1. The fair value approximated the carrying value net of the unamortized discount on the portion repurchased.

As discussed in Note 1, our consolidated financial statements for each period presented have been adjusted for the retrospective application of FSP APB 14-1.  FSP APB 14-1 requires issuers of convertible debt that can be settled in cash to separately account for (i.e., bifurcate) a portion of the debt associated with the conversion feature and reclassify this portion to stockholders’ equity.  The liability portion, which represents the fair value of the debt without the conversion feature, is accreted to its face value using the effective interest method by amortizing the discount between the face amount and the fair value.  The amortization is recorded as non-cash interest expense.  The New Notes are subject to the provisions of FSP APB 14-1 since they may be settled in cash upon conversion.  As a result of adopting FSP APB 14-1, we reclassified approximately $16.3 million from long-term debt to additional paid-in capital effective as of the date of issuance of the Notes.  This reclassification created a $16.3 million discount on the debt that will be amortized over the remaining life of the Notes, which will be through April 15, 2012.  The reclassification generated a $6.7 million deferred tax liability, which we offset with a corresponding decrease of the valuation allowance by the same amount. We have presented all financial data for prior periods as if we had reclassified this $16.3 million discount and began amortizing it in April 2007.

For the years ended December 31, 2008 and 2007, respectively, we recorded approximately $2.9 million and $1.9 million, respectively, of additional interest expense in each year resulting from the amortization of the debt discount.  This additional interest expense did not require the use of cash.  The components of interest expense recorded on the New Notes for the years ended December 31, 2008 and 2007 were as follows (in thousands):

	Years ended December 31,
	2008	2007

Contractual interest	$4,801	$3,642
Amortization of the discount on the Notes	2,917	1,851

Total interest expense on the Notes	$7,718	$5,493
Effective interest rate	6.7%	6.2%

The carrying amounts of the liability and equity components of the New Notes as of December 31, 2008 and 2007, respectively, were as follows (in thousands):

	December 31, 2008	December 31, 2007

Carrying amount of the equity component	$16,318	$16,318

Principal balance of the liability component	$105,574	$117,744
Less: unamortized discount	10,339	14,467
Net carrying value of the liability component	$95,235	$103,277

At December 31, 2008, $105.6 million of the New Notes were outstanding with a fair market value of approximately $68 million. At December 31, 2007, $25.2 million of the Old Notes and $117.8 million of the New Notes were outstanding with a fair market value of approximately $25 million and $112 million, respectively.

Mortgage Notes Payable

Long-term debt at December 31, 2008, also includes a mortgage note payable, which is secured by certain land and buildings with carrying amounts aggregating approximately $5.3 million and $5.4 million at December 31, 2008 and December 31, 2007, respectively. The mortgage note payable ($3.3 million at December 31, 2008 and $3.5 million at December 31, 2007) bears interest at an annual rate of 7.91%, with the final payment due on January 1, 2020. The fair market value of this note at December 31, 2008 and 2007 was approximately $3.6 million and $3.8 million, respectively.

Maturity of Long-term Debt

Long-term debt matures as follows (in thousands):

2009	$196
2010	212
2011	229
2012	105,822
2013	268
Thereafter	2,138
108,865
Less current portion	196
$108,669

6.                                      Stock Compensation Plans and Shareholders’ Equity

Stock Option and Restricted Stock Plans

We have several stock option and restricted stock plans. The Veeco Instruments Inc. 2000 Stock Incentive Plan, as amended (the “2000 Plan”), was approved by the Board of Directors and shareholders in May 2000. The 2000 Plan provides for the grant to officers and key employees of up to 8,530,000 stock awards, either in the form of options to purchase shares of our common stock or restricted stock awards. Up to 1,700,000 of the awards authorized under the 2000 Plan may be issued in the form of restricted stock. As of December 31, 2008, there are 525,943 shares available for future grants. Stock awards granted pursuant to the 2000 Plan expire after seven years and generally vest over a three-year to five-year period following the grant date. In addition, the 2000 Plan provides for automatic annual grants of 5,000 shares of restricted stock to each member of our Board of Directors who is not an employee. As of December 31, 2008, there are 4,981,917 options outstanding under this plan.

The Veeco Instruments Inc. 2000 Stock Option Plan for Non-Officer Employees (the “Non-Officer Plan”) was approved by the Board of Directors in October 2000. The Non-Officer Plan provided for the grant of stock options to non-officer employees to purchase shares of our common stock. Stock options granted pursuant to the Non-Officer Plan become exercisable over a three-year period following the grant date and expire after seven years. As of December 31, 2008, there are 32,700 options outstanding under the Non-Officer Plan.

The Veeco Instruments Inc. Amended and Restated 1992 Employees’ Stock Option Plan (the “1992 Plan”) provided for the grant to officers and key employees of stock options to purchase shares of our common stock. Stock options granted pursuant to the 1992 Plan became exercisable over a three-year period following the grant date and expire after ten years. As of December 31, 2008, there are 324,409 stock options outstanding under this plan.

The Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, as amended, (the “Directors’ Option Plan”), provided for automatic annual grants of stock options to each member of our Board of Directors who is not an employee. Such options are exercisable immediately and expire after ten years. As of December 31, 2008, there are 84,000 options outstanding under the 1994 Stock Option Plan for Outside Directors.

The Non-Officer Plan, the 1992 Plan and the Directors’ Option Plan have been frozen; and, thus, there are no options available for future grant as of December 31, 2008 under these plans.

In addition to the plans described above, we assumed certain stock option plans and agreements relating to the merger in September 2001 with Applied Epi, Inc. (“Applied Epi”). These stock option plans do not have options available for future grants. Options granted under these plans expire after ten years from the date of grant. Options granted under two of the plans vested over three years and options granted under one of the plans vested immediately. As of December 31, 2008, there are 145,342 options outstanding under the various Applied Epi plans.

In May 2000, we assumed certain stock option plans and agreements related to CVC, Inc. (“CVC”) and Commonwealth Scientific Corporation, a subsidiary of CVC, which were in effect prior to the merger with Veeco. These plans do not have options available for future grants. The options granted under these plans generally vested over a three to five year period and expire five to ten years from the date of grant. As of December 31, 2008, there are 3,726 options outstanding under the various CVC and Commonwealth Scientific Corporation plans.

Share-Based Compensation and Stock Option and Restricted Stock Activity

The following compensation expense was included in the consolidated statements of operations for the years ended December 31, 2008, 2007, and 2006 (in thousands):

	Years ended December 31,
	2008	2007	2006
Share-based compensation expense	$10,526	$5,620	$2,219

For the year ended December 31, 2008, total share-based compensation expense included a charge of $3.0 million for the acceleration of equity awards associated with a mutually agreed-upon termination of the employment agreement with our former CEO (who currently remains as Chairman of the Board of Directors) following the successful completion of the CEO transition. For the year ended December 31, 2007, total compensation expense included a charge of $0.6 million for the modification of equity awards associated with termination agreements made with five key employees.

As of December 31, 2008, the total unrecognized compensation cost related to nonvested stock awards and option awards is $8.8 million and $6.6 million, respectively, and the related weighted average period over which it is expected that such unrecognized compensation costs will be recognized is approximately 2.3 years both for the nonvested stock awards and for option awards.

The fair value of each option granted during the years ended December 31, 2008, 2007, and 2006, was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2008	2007	2006
Weighted-average expected stock-price volatility	39%	39%	40%
Weighted-average expected option life	3 years	3 years	3 years
Average risk-free interest rate	3.14%	4.60%	4.96%
Average dividend yield	0%	0%	0%

A summary of our restricted stock awards including restricted stock units as of December 31, 2008, is presented below:

	Shares (000s)	Weighted- Average Grant-Date Fair Value
Nonvested at December 31, 2007	680	$19.50
Granted	414	16.74
Vested	(378)	19.61
Forfeited (including cancelled awards)	(37)	17.91
Nonvested at December 31, 2008	679	$17.84

During the year ended December 31, 2008, we granted 334,170 shares of restricted common stock and 40,150 restricted stock units to key employees, which vest over three years, and in May 2008, we granted 40,000 shares of restricted common stock to the non-employee members of the Board of Directors, which vest over a period of one year. The vested shares were reduced by 61,574 shares of restricted stock which were cancelled in 2008 due to employees electing to receive fewer shares in lieu of paying withholding taxes. The total fair value of shares that vested during the period was $7.4 million.

A summary of our stock option plans as of and for the year ended December 31, 2008, is presented below:

	Shares (000s)	Weighted- Average Exercise Price	Aggregate Intrinsic Value (000s)	Weighted- Average Remaining Contractual Life (in years)
Outstanding at December 31, 2007	5,672	$23.04
Granted	1,286	16.98
Exercised	(67)	10.15
Forfeited (including cancelled options)	(1,319)	29.42
Outstanding at December 31, 2008	5,572	$20.29	$344	3.3
Options exercisable at December 31, 2008	3,997	$21.37	$344	2.3

The weighted-average grant date fair value of stock options granted for the years ended December 31, 2008, 2007, and 2006 was $5.26, $5.68, and $7.45, respectively, per option. The total intrinsic value of stock options exercised during the years ended December 31, 2008, 2007, and 2006 was $0.4 million, $0.9 million, and $4.5 million, respectively.

The following table summarizes information about stock options outstanding at December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2008 (000s)	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable at December 31, 2008 (000s)	Weighted- Average Exercise Price
$0.27	57	2.0	$0.27	57	$0.27
6.51-9.69	40	6.9	8.10	—	—
10.26-15.35	198	4.3	14.60	122	14.66
15.48-22.75	4,450	3.6	18.91	3,011	19.41
23.61-35.00	722	1.5	28.18	702	28.31
36.05-48.75	76	1.2	47.80	76	47.80
54.35-72.00	29	1.7	57.11	29	57.11
	5,572	3.3	$20.29	3,997	$21.37

Shares Reserved for Future Issuance

As of December 31, 2008, we have reserved the following shares for future issuance related to:

Issuance upon exercise of stock options and grants of restricted stock	6,656,067
Issuance upon conversion of subordinated debt	5,350,935
Total shares reserved	12,007,002

Preferred Stock

Our Board of Directors has authority under our Certificate of Incorporation to issue shares of preferred stock with voting and economic rights to be determined by the Board of Directors.

7.             Income Taxes

(Loss) income before income taxes and noncontrolling interest in the accompanying Consolidated Statements of Operations consists of (in thousands):

	Year ended December 31,
	2008	2007	2006
Domestic	$(82,914)	$(25,797)	$4,789
Foreign	9,385	9,610	13,729
	$(73,529)	$(16,187)	$18,518

Significant components of the provision for income taxes are presented below (in thousands):

	Year ended December 31,
	2008	2007	2006
Current:
Federal	$(360)	$(13)	$227
Foreign	1,078	2,239	3,310
State	199	221	168
Total current provision for income taxes	917	2,447	3,705
Deferred:
Federal	437	2,188	77
Foreign	463	(83)	305
State	75	(901)	872
Total deferred provision for income taxes	975	1,204	1,254
Total provision for income taxes	$1,892	$3,651	$4,959

The following is a reconciliation of the income tax (benefit) provision computed using the Federal statutory rate to our actual income tax provision (in thousands):

	Year ended December 31,
	2008	2007	2006
Income tax (benefit) provision at U.S. statutory rates	$(25,735)	$(5,665)	$6,481
State income tax benefit (net of federal benefit)	(1,128)	(761)	981
Goodwill impairment	13,169	—	—
Nondeductible expenses	228	250	263
Noncontrolling interest in acquisition	495	219	594
Equity compensation	2,616	734	297
Nondeductible compensation	1,473	181	—
Research and development tax credit	(1,031)	(1,341)	(23)
Benefit of extraterritorial income exclusion	—	—	(2,586)
Foreign operating loss currently realizable	—	(2,083)	—
Convertible debt discount	(248)	6,579	—
Net change in valuation allowance	14,150	5,482	(2,212)
Reduction in FIN 48 accrual	—	(702)	—
Foreign tax rate differential	(1,256)	684	1,217
Other	(841)	74	(53)
	$1,892	$3,651	$4,959

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2008	2007
Deferred tax assets:
Inventory valuation	$15,094	$14,243
Domestic net operating loss carry forwards	31,644	39,324
Tax credit carry forwards	23,618	20,482
Foreign net operating loss carry forwards	692	234
Purchased intangible assets	7,335	1,968
Warranty and installation accruals	2,261	1,927
Equity compensation	3,175	1,987
Other accruals	3,240	4,585
Other	3,156	3,707
Total deferred tax assets	90,215	88,457
Valuation allowance	(78,706)	(67,360)
Net deferred tax assets	11,509	21,097
Deferred tax liabilities:
Depreciation	27	231
Purchased intangible assets	8,482	14,968
DISC termination	402	603
Noncontrolling interest in acquisition	426	426
Convertible debt discount	4,239	5,932
Other	288	—
Total deferred tax liabilities	13,864	22,160
Net deferred taxes	$(2,355)	$(1,063)

U.S. income taxes have not been provided for approximately $8.2 million of cumulative undistributed earnings of several non-U.S. subsidiaries. We intend to reinvest these earnings indefinitely in operations outside of the U.S. If these earnings were repatriated, additional foreign withholding taxes of approximately $1.5 million would be payable. No additional U.S. tax would be due based on available net operating loss and tax credit carry forwards.

We have domestic net operating loss carry forwards of approximately $77.1 million for financial reporting purposes and $104.2 million for tax purposes, which expire at various times between 2020 and 2025. The net operating loss carry forward amounts differ for tax and financial reporting purposes due to the application of the with and without method of accounting for equity compensation as provided for under SFAS No. 123(R), and the impact of unrecognized tax benefits established under FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (“FIN 48”). We also have credit carry forwards of approximately $23.6 million, consisting primarily of research and development credits, which expire at various times between 2017 and 2028, and foreign tax credits, which expire between 2012 and 2018.

The valuation allowance of $78.7 million at December 31, 2008, increased by approximately $14.2 million during 2008, principally due to timing differences between the book and tax treatment of inventory, acquired intangible assets and additional tax credit carry forwards which were partially offset by a $3.1 million deferred tax liability relating to the Mill Lane acquisition. If we are able to realize part or all of the domestic deferred tax assets in future periods, we will reduce our provision for income taxes with a release of the valuation allowance in an amount that corresponds with the income tax liability generated. Our net deferred tax liability of approximately $2.4 million at December 31, 2008, principally related to a $4.6 million net deferred tax liability pertaining to our domestic operations, offset by $2.2 million of deferred tax assets pertaining to our foreign operations. Our net deferred tax liability of approximately $1.1 million at December 31, 2007, principally related to a $3.7 million net deferred tax liability pertaining to our domestic operations, offset by $2.6 million of deferred tax assets pertaining to our foreign operations.

Under FIN 48, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such uncertain tax positions are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. To the extent we prevail in matters for which accruals have been established or are required to pay amounts in excess of accruals, our effective tax rate in a given financial statement period could be affected.

For the year ended December 31, 2008 we had a net reduction of approximately $0.9 million in our accrual related to unrecognized tax benefits. As a result of applying the provisions of FIN 48, we released approximately $1.2 million of our accrual related to foreign unrecognized tax benefits during 2008 which was partially offset by a $0.3 million increase to our accrual for existing foreign unrecognized tax benefits and newly established domestic uncertain tax positions. As a result, we had approximately $1.0 million of unrecognized tax benefits at December 31, 2008, which predominantly relate to positions taken on our foreign tax returns and all of which represent the amount of unrecognized tax benefits that, if recognized, would favorably impact the effective income tax rate in future periods. At December 31, 2007, the reserve for unrecognized tax benefits was $1.9 million relating to foreign unrecognized tax benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	December 31,
	2008	2007
Beginning balance as of December 31	$1,919	$2,311
Additions for tax positions related to current year	100	561
Reductions for tax positions relating to current year	—	(220)
Additions for tax positions relating to prior years	244	111
Reductions for tax positions relating to prior years	(710)	(844)
Reductions due to the lapse of the applicable statute of limitations	(535)	—
Settlements	—	—
Ending balance as of December 31	$1,018	$1,919

It is our policy to recognize interest and penalties related to income tax matters in income tax expense. The total accrual for interest and penalties related to unrecognized tax benefits was approximately $0.3 million and $0.5 million as of December 31, 2008 and 2007, respectively. The change in the accrual for interest and penalties decreased our tax expense by approximately $0.2 million and $0.4 million during 2008 and 2007, respectively.

At December 31, 2008 and 2007, our deferred tax asset and related valuation allowance excluded $5.2 million relating to unrecognized tax benefits established under FIN 48.

We or one of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, local, and foreign jurisdictions. All material federal, state and local income tax matters have been concluded for years through 2002 subject to subsequent utilization of net operating losses generated in such years. During the third quarter of 2008, the Internal Revenue Service initiated an examination of our Federal income tax return for the calendar year 2006. The majority of our foreign jurisdictions have been reviewed through 2007 with only a few jurisdictions having open tax years between 2004 and 2007. None of our tax returns are currently under examination in foreign jurisdictions.

8.             Commitments and Contingencies and Other Matters

2008 Restructuring and Other Charges

During 2008, we continued our multi-quarter plan to improve profitability and reduce and contain spending. During 2008, we made progress against the initiatives that management set in 2007, continued our restructuring plan and executed activities with a focus on creating a more variable cost effective organization. These activities included downsizing and consolidating some locations, reducing our workforce, consultants and discretionary expenses and realigning our sales organization and engineering groups. In addition, due to a weakened and deteriorated business environment we have intensified and accelerated our restructuring activities. In conjunction with these activities, we recognized a restructuring charge of approximately $10.6 million and an inventory write-off of $2.9 million included in cost of sales related to legacy semiconductor products during the year ended December 31, 2008 as discussed below.

Lease-related and other costs

We recorded a $3.7 million restructuring charge during 2008 for lease-related costs as part of the consolidation of our Corporate headquarters into our Plainview, New York manufacturing facility. This charge primarily consisted of the liability for the remaining lease payments and property taxes relating to the facility we vacated, offset by expected sublease income. We made certain assumptions in determining the charge, which included estimated sublease income and terms of the sublease as well as the estimated discount rate to be used in determining the fair value of the net cash flows. We developed these assumptions, based on our understanding of the current real estate market as well as current market interest rates, which are adjusted periodically based upon new information, events and changes in the real estate market. In addition, we incurred a restructuring charge of $0.4 million associated with the termination of a leased facility in Santa Barbara, California that we vacated during the third quarter of 2008.

Personnel severance costs

We recorded a $3.7 million restructuring charge related to a mutually agreed-upon termination of the employment agreement with our former CEO (who currently remains as Chairman of the Board of Directors) following the successful completion of the CEO transition, which included a charge of $3.0 million for the acceleration of stock-based compensation expense and $0.7 million related to salary and other related compensation, as specified in the employment agreement. The modification of the stock awards was recorded as an increase to additional paid-in capital. In addition, we reduced approximately 74 employees or 6.0% of total employees during 2008 resulting in personnel severance costs of approximately $2.8 million, primarily in connection with increased outsourcing in our Data Storage and LED & Solar Process Equipment segments, downsizing and realignment in our Metrology segment associated with executing an operational turnaround, and realignment of the sales and service organization. This reduction in workforce included executives, management, administration and manufacturing employees companywide.

Restructuring expense for the year ended December 31, 2008 is as follows (in thousands):

Year ended December 31, 2008
Lease-related and other costs	$4,132
Personnel severance costs	3,493
Modification of stock awards	3,018
10,643
Less adjustment of 2007 restructuring liability	(81)
$10,562

The following is a reconciliation of the liability for the 2008 restructuring charge from inception through December 31, 2008 (in thousands):

	LED & Solar Process Equipment	Data Storage Process Equipment	Metrology	Unallocated Corporate	Total
Short-Term Liability
Lease-related costs	$—	$—	$259	$1,189	$1,448
Personnel severance charges	732	477	879	1,405	3,493
Total charged to accrual	732	477	1,138	2,594	4,941
Short-term/long-term Reclassification	—	—	—	892	892
Cash payments	(72)	(207)	(604)	(1,627)	(2,510)
Balance as of December 31, 2008	$660	$270	$534	$1,859	$3,323
Long-Term Liability
Lease-related costs charged to accrual	$—	$—	$—	$2,684	$2,684
Short-term/long-term Reclassification	—	—	—	(892)	(892)
Other adjustments	—	—	—	(172)	(172)
Balance as of December 31, 2008	$—	$—	$—	$1,620	$1,620

The balance of the 2008 restructuring accrual is expected to be paid over the next eighteen months, or the remaining life of the lease for the former Corporate headquarters. We expect to continue our restructuring program in light of the overall business decline with the objective of returning the Company to profitability and expect to incur restructuring charges throughout 2009 associated with consolidating business units, decreasing the number of manufacturing sites, implementing specific manufacturing initiatives and organizational changes, centralizing certain functions and significantly reducing the workforce across all functions of the Company. We currently expect to incur restructuring charges between $6.0 to $8.0 million in 2009.

Asset Impairment Charge

During 2008, we recorded a $73.3 million asset impairment charge, of which $73.0 million was recorded during the fourth quarter and $0.3 million was recorded during the first quarter. The fourth quarter charge consisted of $52.3 million related to goodwill ($30.4 million in our Data Storage Process Equipment reporting unit and $21.9 million in our Metrology reporting unit), $19.6 million related to intangible assets ($5.0 million of indefinite-lived trademarks and $14.6 of other definite-lived intangibles in our Process Equipment Data Storage reporting unit) and $1.1 million in property, plant and equipment in our Data Storage Process Equipment reporting unit. See note 4 for more details.

The first quarter charge consisted of $0.3 million associated with property and equipment abandoned as part of the consolidation of our Corporate headquarters into our Plainview facility.

Additionally, we recorded an inventory charge for $2.9 million (included in cost of sales in the Consolidated Statements of Operations) associated with legacy semiconductor products.

2007 Restructuring and Other Charges

During 2007, management initiated a profit improvement plan, resulting in personnel severance costs for approximately 90 employees, or approximately 7.5% of total employees, and included management, administration and manufacturing employees companywide. Additionally, during the fourth quarter of 2007, we took additional measures to improve profitability, including a reduction of discretionary expenses, realignment of our sales organization to more closely match current market and regional opportunities, and consolidation of certain engineering groups within our data storage business, which included the discontinuation of two products. In conjunction with these activities, we recognized a restructuring charge of approximately $6.7 million during the year ended December 31, 2007, which was recorded in restructuring expense in the Consolidated Statement of Operations. The charge consisted of the following:

Year ended December 31, 2007
Personnel severance costs	$4,314
Purchase order commitments	1,840
Modification of stock awards for terminated executives	572
$6,726

The following is a reconciliation of the liability for the restructuring charge from inception through December 31, 2008 (in thousands):

	LED & Solar Process Equipment	Data Storage Process Equipment	Metrology	Unallocated Corporate	Total
Personnel severance charges	$34	$658	$1,497	$2,125	$4,314
Purchase order commitments	—	1,840	—	—	1,840
Total charged to accrual	34	2,498	1,497	2,125	6,154
Cash payments during 2007	(17)	(435)	(751)	(633)	(1,836)
Reversal of accrual during 2008	—	(81)	—	—	(81)
Cash payments during 2008	(17)	(1,982)	(746)	(1,247)	(3,992)
Balance as of December 31, 2008	$—	$—	$—	$245	$245

During the year ended December 31, 2007, a charge of $0.6 million for the modification of stock awards was recorded as part of a termination agreement with each of five key employees as an increase to additional paid-in capital. The terms of the modifications included accelerated vesting and extended exercise periods. The remainder of the 2007 restructuring accrual balance is expected to be paid over the next seven months.

Additionally during the year ended December 31, 2007, we discontinued two product lines, resulting in an inventory write-off of $4.8 million (included in cost of sales in the Consolidated Statement of Operations), as well as an asset impairment charge of $1.1 million attributable to certain property and equipment associated with the aforementioned product lines.

Minimum Lease Commitments

Minimum lease commitments as of December 31, 2008 for property and equipment under operating lease agreements (exclusive of renewal options) are payable as follows (in thousands):

2009	$5,149
2010	2,384
2011	1,194
2012	384
2013	174
Thereafter	85
$9,370

Rent charged to operations amounted to $4.3 million, $5.3 million, and $5.6 million in 2008, 2007, and 2006, respectively. In addition, we are obligated under such leases for certain other expenses, including real estate taxes and insurance.

Environmental Remediation

We may, under certain circumstances, be obligated to pay up to $250,000 in connection with the implementation of a comprehensive plan of environmental remediation at our Plainview, New York facility. We have been indemnified for any liabilities we may incur in excess of $250,000 with respect to any such remediation and have a liability recorded for this amount as of December 31, 2008. No comprehensive plan has been required to date. Even without consideration of such indemnification, we do not believe that any material loss or expense is probable in connection with any remediation plan that may be proposed.

We are aware that petroleum hydrocarbon contamination has been detected in the soil at the site of a facility formerly leased by us in Santa Barbara, California. We have been indemnified for any liabilities we may incur which arise from environmental contamination at the site. Even without consideration of such indemnification, we do not believe that any material loss or expense is probable in connection with any such liabilities.

The former owner of the land and building in which our Santa Barbara, California Metrology operations are located has disclosed that there are hazardous substances present in the ground under the building. Management believes that the comprehensive indemnification clause that is part of the purchase contract relating to the purchase of such land provides adequate protection against any environmental issues that may arise.

Litigation

In re Veeco Instruments Inc. Securities Litigation and Shareholder Derivative Litigation

Three shareholder derivative lawsuits were filed against our directors and certain of our officers in March and April of 2005 in federal court in the Southern District of New York. The plaintiffs in the consolidated derivative action asserted that our directors and certain of our officers breached fiduciary duties in connection with the improper accounting transactions which we had discovered at our TurboDisc business unit which led to the restatement in March 2005 of our financial statements for the quarterly periods and nine months ended September 30, 2004 and a securities class action lawsuit brought in February 2005 and settled in November 2007. On November 5, 2007, we entered into a Memorandum of Understanding to settle and fully resolve the consolidated shareholder derivative action for a payment of approximately $0.5 million and for our agreement to adopt certain changes to our Corporate Governance Guidelines. The settlement was approved by the Court on March 28, 2008. Insurance proceeds covered the settlement amount and legal expenses related to the settlement. The settlement dismissed all pending claims against us and the other defendants with no admission or finding of wrongdoing by us or any of the other defendants, and we and the other defendants received a full release of all claims pending in the litigation.

Patent Infringement

On September 17, 2003, we filed a lawsuit in the United States District Court for the Central District of California against Asylum Research Inc., a privately-held company founded by former Veeco employees. The lawsuit alleged that the manufacture, use, and sale of Asylum’s MFP-3D AFM constituted willful infringement of five patents owned by us, as well as other claims. We sued for unspecified monetary damages and a permanent injunction to stop infringement. Asylum had asserted that the patents we had sued on were invalid and unenforceable, and had filed a counterclaim for infringement of a patent licensed by Asylum, and payment of royalties it believed it was owed.

In August of 2008, we settled the patent litigation which we had brought against Asylum. In the settlement, Veeco and Asylum agreed to drop all pending claims against each other and agreed to a five year, worldwide cross license of each company’s patents and a mutual covenant not to sue on patents either party has a right to assert. As part of the settlement, Asylum acknowledged the validity of our patents asserted in the case and made payment to us for license fees and will pay an ongoing royalty to us for the five-year term of the cross license. During the case, we capitalized legal costs incurred to defend our patents and are now amortizing these capitalized costs over the remaining lives of these patents. Payments received from Asylum for license fees and royalties have been and will continue to be netted against these capitalized patent defense costs upon receipt. We are not required to make any payments to Asylum under this settlement including any royalties relating to the cross license.

In accordance with the provisions of EITF 00-21, Revenue Arrangements with Multiple Deliverables, we identified five elements to this settlement agreement as follows: (1) the dismissal of the pending litigation by us against Asylum, (2) the dismissal of the pending litigation by Asylum against us, (3) the licensing of certain patents from Asylum, (4) the licensing of certain patents to Asylum and (5) a mutual covenant not to sue. We have allocated all of the consideration and value received from the settlement to element number 4—the licensing of certain patents to Asylum, primarily because Asylum admitted in the settlement agreement that the five Veeco patents included in the infringement suit are valid and enforceable. Accordingly, the consideration received by us pursuant to the settlement relates primarily to the fees and royalties associated with the licenses granted to Asylum.

We are involved in various other legal proceedings arising in the normal course of our business. We do not believe that the ultimate resolution of these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Concentrations of Credit Risk

Our business depends in large part upon the capital expenditures of key data storage and HB-LED customers, which accounted for approximately 38% and 9%, respectively, of total accounts receivable at December 31, 2008. At December 31, 2007, key data storage and HB-LED customers accounted for 45% and 11%, respectively, of total accounts receivable.

As of December 31, 2008 and 2007, we had two customers whose accounts receivable accounted for more than 10% of our aggregate accounts receivable as follows:

	December 31,
	2008	2007
Seagate Technology, Inc.	23%	14%
Western Digital Corporation	11%	18%

The Data Storage Process Equipment and Metrology segments sell to these major customers. No other customers’ accounts receivable represented more than 10% of total accounts receivable in either period.

Based on net sales, Seagate Technology, Inc. is our largest customer, accounting for 17%, 10%, and 18% of our total net sales in 2008, 2007, and 2006, respectively (our only customer with sales greater than 10% in any of the past three years).

We manufacture and sell our products to companies in different geographic locations. In certain instances, we require deposits for a portion of the sales price in advance of shipment. However, the majority of system sales do not require such advance payments. We do, however, perform periodic credit evaluations of our customers’ financial condition and, where appropriate, require that letters of credit be provided on certain foreign sales arrangements. Receivables generally are due within 30-60 days, other than receivables generated from customers in Japan where payment terms generally range from 90-150 days. Our net accounts receivable balance is concentrated in the following geographic locations (in thousands):

	December 31,
	2008	2007
Americas	$21,051	$19,665
Europe, Middle East and Africa (“EMEA”)	15,341	19,384
Japan	8,183	14,865
Asia Pacific	15,075	21,192
Other	9	101
	$59,659	$75,207

Suppliers

We currently outsource, and plan to increase the outsourcing of, certain functions to third parties, including the manufacture of all or substantially all of our new MOCVD systems and certain data storage process equipment systems. At present, we rely primarily on two suppliers for the majority of the manufacture of these MOCVD and data storage process equipment systems. We plan to maintain internal manufacturing capability for these systems at least until such time as we have qualified more alternate suppliers to perform this manufacturing. The failure of our present suppliers to meet their contractual obligations under our supply arrangement and our inability to make alternative arrangements or resume the manufacture of these systems ourselves could have a material adverse effect on our revenues, profitability, cash flows, and relationships with our customers.

In addition, certain of the components and sub-assemblies included in our products are obtained from a single source or a limited group of suppliers. Our inability to develop alternative sources, if necessary, could result in a prolonged interruption in supply or a significant increase in the price of one or more components, which could adversely affect our operating results.

9.                                      Foreign Operations, Geographic Area, and Product Segment Information

Net sales which are attributed to the geographic location in which the customer facility is located and long-lived assets related to operations in the United States and other foreign countries as of and for the years ended December 31, 2008, 2007, and 2006 are as follows (in thousands):

	Net Sales to Unaffiliated Customers			Long-Lived Assets
	2008	2007	2006	2008	2007	2006
United States	$163,754	$127,884	$145,464	$161,217	$225,395	$242,056
Other	2,172	2,616	6,222	—	—	—
Total Americas	165,926	130,500	151,686	161,217	225,395	242,056
EMEA(1)	94,142	77,985	69,310	427	603	613
Japan	38,453	55,815	57,241	308	250	193
Asia Pacific(1)	144,288	138,175	162,797	398	439	451
Total Other Foreign Countries	276,883	271,975	289,348	1,133	1,292	1,257
	$442,809	$402,475	$441,034	$162,350	$226,687	$243,313

(1)                                  For the year ended December 31, 2008, net sales to customers in Taiwan were 10.1% of total net sales and for the year ended December 31, 2006, net sales to customers in Malaysia were 10.1% of total net sales. No other country in EMEA and Asia Pacific accounted for more than 10% of our net sales for the periods presented.

In 2008, we began to manage the business, review operating results, and assess performance, as well as allocate resources, based upon three separate reporting segments to more accurately reflect the market focus of each business. The LED & Solar Process Equipment segment consists of the MOCVD and MBE products and web coaters primarily sold to customers in the HB-LED, solar, and wireless industries. This segment has production facilities in Somerset, New Jersey, St. Paul, Minnesota, and Lowell, Massachusetts. The Data Storage Process Equipment segment consists of the IBE, IBD, diamond-like carbon, physical vapor deposition, and dicing and slicing products sold primarily to customers in the data storage industry. This segment has production facilities in Plainview, New York, Ft. Collins, Colorado, and Camarillo, California. The Metrology segment consists of products that are used to provide critical surface measurements on items such as semiconductor devices and TFMHs, as well as biological, nanoscience, and material science samples, and includes our broad line of atomic force microscopes, optical interferometers and stylus profilers sold to customers in the semiconductor and data storage industries and thousands of research facilities and scientific centers. This segment has production facilities in Camarillo and Santa Barbara, California and Tucson, Arizona.

Prior to 2008, we managed the business based on two segments, Process Equipment and Metrology. The Process Equipment segment combined the ion beam etch, ion beam deposition, diamond-like carbon, physical vapor deposition, and dicing and slicing products with the MOCVD and MBE technologies. The Metrology segment remained unchanged. The prior years’ segment financial information presented below has been conformed to the current-period presentation.

We evaluate the performance of our reportable segments based on income (loss) from operations before interest, income taxes, amortization and certain items (“Segment profit (loss)”), which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management believes segment profit (loss) reports baseline performance and thus provides useful information. Certain items include restructuring expenses, asset impairment charges, and inventory write-offs. Beginning in 2009, certain items will also include equity compensation. We believe this new measure excluding equity compensation will more accurately reflect the way we manage the Company’s performance going forward. The accounting policies of the reportable segments are the same as those described in the summary of critical accounting policies.

The following tables present certain data pertaining to our reportable product segments and a reconciliation of segment profit (loss) to income (loss) before income taxes and noncontrolling interest for the years ended December 31, 2008, 2007, and 2006, and goodwill and total assets as of December 31, 2008 and 2007 (in thousands):

	LED & Solar Process Equipment	Data Storage Process Equipment	Metrology	Unallocated Corporate Amount	Total
Year ended December 31, 2008
Net sales	$165,812	$149,123	$127,874	$—	$442,809
Segment profit (loss)	$26,467	$19,877	$(3,495)	$(14,386)	$28,463
Interest expense, net	—	—	—	6,729	6,729
Amortization expense	4,627	3,790	1,880	448	10,745
Restructuring expense	732	396	1,138	8,296	10,562
Asset impairment charges	—	51,102	21,935	285	73,322
Inventory write-offs	—	—	2,900	—	2,900
Purchase accounting adjustment	1,492	—	—	—	1,492
Gain on extinguishment of debt	—	—	—	(3,758)	(3,758)
Income (loss) before income taxes and noncontrolling interest	$19,616	$(35,411)	$(31,348)	$(26,386)	$(73,529)
Year ended December 31, 2007
Net sales	$115,863	$136,169	$150,443	$—	$402,475
Segment profit (loss)	$13,991	$5,861	$2,441	$(11,489)	$10,804
Interest expense, net	—	—	—	4,864	4,864
Amortization expense	4,263	3,806	1,486	695	10,250
Restructuring expense	34	2,498	1,952	2,242	6,726
Asset impairment charges	—	1,068	—	—	1,068
Inventory write-offs	—	4,821	—	—	4,821
Gain on extinguishment of debt	—	—	—	(738)	(738)
Income (loss) before income taxes and noncontrolling interest	$9,694	$(6,332)	$(997)	$(18,552)	$(16,187)

	LED & Solar Process Equipment	Data Storage Process Equipment	Metrology	Unallocated Corporate Amount	Total
Year ended December 31, 2006
Net sales	$94,165	$174,713	$172,156	$—	$441,034
Segment profit (loss)	$2,001	$26,443	$23,281	$(12,064)	$39,661
Interest expense, net	—	—	—	4,268	4,268
Amortization expense	9,434	3,746	1,815	1,050	16,045
Write-off of purchased in-process technology	—	1,160	—	—	1,160
Gain on extinguishment of debt	—	—	—	(330)	(330)
(Loss) income before income taxes and noncontrolling interest	$(7,433)	$21,537	$21,466	$(17,052)	$18,518

	LED & Solar Process Equipment	Data Storage Process Equipment	Metrology	Unallocated Corporate Amount	Total
As of December 31, 2008
Goodwill	$51,727	$—	$7,433	$—	$59,160
Total assets	$137,037	$84,335	$85,390	$122,779	$429,541
As of December 31, 2007
Goodwill	$41,153	$30,377	$29,368	$—	$100,898
Total assets	$121,326	$144,944	$121,060	$142,004	$529,334

Other Segment Data (in thousands):

	Year ended December 31,
	2008	2007	2006
Depreciation and amortization expense:
LED & Solar Process Equipment	$7,850	$6,903	$12,000
Data Storage Process Equipment	7,690	9,063	9,935
Metrology	7,393	6,618	5,597
Unallocated Corporate	2,156	2,407	2,548
Total depreciation and amortization expense	$25,089	$24,991	$30,080
Expenditures for long-lived assets:
LED & Solar Process Equipment	$5,605	$2,620	$3,554
Data Storage Process Equipment	4,256	2,844	4,542
Metrology	1,728	1,682	7,146
Unallocated Corporate	1,217	1,946	2,159
Total expenditures for long-lived assets	$12,806	$9,092	$17,401

10.                               Defined Contribution Benefit Plan

We maintain a defined contribution benefit plan under Section 401(k) of the Internal Revenue Code. Almost all of our domestic full-time employees are eligible to participate in this plan. Under the plan, we provide matching contributions of fifty cents for every dollar employees contribute up to a maximum of the lesser of 6% of an employee’s eligible compensation or $2,500. The plan also allows the Board of Directors to determine annual discretionary profit sharing contributions at each plan year-end. Generally, the plan calls for vesting of Company contributions over the initial five years of a participant’s employment. Beginning in 2007, we maintained a similar type of contribution plan at one of our foreign subsidiaries.

Our contributions to these plans in 2008, 2007, and 2006 were $1.7 million, $1.7 million, and $1.8 million, respectively.

Schedule II—Valuation and Qualifying Accounts (in thousands)

COL. A	COL. B	COL. C		COL. D	COL. E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Deducted from asset accounts:
Year ended December 31, 2008:
Allowance for doubtful accounts	$984	$(49)	$—	$2	$937
Valuation allowance on net deferred tax assets	67,360	14,150	317	(3,121)	78,706
	$68,344	$14,101	$317	$(3,119)	$79,643
Deducted from asset accounts:
Year ended December 31, 2007:
Allowance for doubtful accounts	$2,683	$(1,070)	$—	$(629)	$984
Valuation allowance on net deferred tax assets	67,770	12,172	—	(12,582)	67,360
	$70,453	$11,102	$—	$(13,211)	$68,344
Deducted from asset accounts:
Year ended December 31, 2006:
Allowance for doubtful accounts	$1,860	$322	$527	$(26)	$2,683
Valuation allowance on net deferred tax assets	69,982	(2,212)	—	—	67,770
	$71,842	$(1,890)	$527	$(26)	$70,453

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